EXHIBIT 99.1

FOOTNOTE:

Notes to Footnote 2


   Dr. Formela is a director of Atlas Venture Associates V, Inc., the general partner of Atlas Venture Associates V, L.P., which is the general partner of Atlas Venture Fund V, L.P., Atlas Venture Parallel Fund V-A, C.V. and Atlas Venture Entrepreneurs' Fund V, L.P. In addition, Dr. Formela is a director of Atlas Venture Associates III, Inc., the general partner of Atlas Venture Associates III, L.P., which is the general partner of Atlas
   Venture Fund III, L.P. and Atlas Venture Entrepreneurs' Fund III, L.P.
   In such capacities, he may be deemed to share voting and investment power with respect to the following shares of Common Stock: 142,750 shares held by Atlas Venture Fund III, L.P.; 3,103 shares held by Atlas Venture Entrepreneurs' Fund III, L.P.; 57,775 shares held by Atlas Venture Fund
   V, L.P.; 14,354 shares held by Atlas Venture Parallel Fund V-A, C.V. and
   962 shares held by Atlas Venture Entrepreneurs' Fund V, L.P. The reporting person disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.